Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Trustmark Corporation, a Mississippi corporation (the “Company”), and Gerard R. Host (the “Executive”), have entered into an employment agreement dated September 14, 2010, and effective as of January 1, 2011, and previously amended effective as of February 15, 2018 (the “Employment Agreement”);

WHEREAS, section 11.3 of the Employment Agreement provides that it may be amended by a written instrument signed by the parties;

WHEREAS, the parties wish to amend the Employment Agreement to provide that Executive shall continue to serve as President and Chief Executive Officer of the Company and as Chief Executive Officer of Trustmark National Bank (the “Bank”) through December 31, 2020;

NOW, THEREFORE, effective as of December 10, 2019, subject to the approval of the Company’s Board of Directors, the parties agree as follows:

1.The Employment Agreement is amended to replace “age 65” with “age 66” in the first sentence of Section 5.9 (“Retirement”).

2.Effective as of January 1, 2020, Executive shall no longer serve as President of the Bank.

3.Executive waives any claim that the change in Executive’s status, title or position contemplated by this amendment constitutes Good Reason (as defined in Section 5.6 (“Good Reason”)) for him to terminate his employment.

4.Except as amended above, the Employment Agreement shall remain in full force and effect.

The Company and the Executive agree to this amendment this 10th day of December, 2019.

Executive	Trustmark Corporation
/s/ Gerard R. Host	/s/ Adolphus B. Baker
Gerard R. Host	Adolphus B. Baker
Chairman, Human Resources Committee